Exhibit 5.1

Our ref                   MHY/778465-000001/19014430v3

RLX Technology Inc.

19/F Building 1, Junhao Central Park Plaza
No. 10 South Chaoyang Park Avenue

Chaoyang District, Beijing 100026

People’s Republic of China

15 January 2021

RLX Technology Inc.

We have acted as Cayman Islands legal advisers to RLX Technology Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, to date relating to the offering by the Company of certain American depositary shares (the “ADSs”) representing the Company’s Class A ordinary shares of par value US$0.00001 each (the “Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1                               The certificate of incorporation of the Company dated 24 September 2020 issued by the Registrar of Companies in the Cayman Islands.

1.2                               The memorandum and articles of association of the Company as registered on 24 September 2020 as amended by the written resolutions of the sole shareholder of the Company dated 11 January 2021 (the “Pre-IPO Memorandum and Articles”).

1.3                               The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 11 January 2021 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the “IPO Memorandum and Articles”).

1.4                               The written resolutions of the board of directors of the Company dated 28 December 2020 and 11 January 2021 (the “Directors Resolutions”).

1.5                               The written resolutions of the sole shareholder of the Company dated 28 December 2020 and 11 January 2021 (the “Shareholder Resolutions”).

1.6                               A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7                               A certificate of good standing dated 23 December 2020 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               All signatures, initials and seals are genuine.

2.3                               There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4                               There is nothing contained in the minute book or corporate record of the Company (which we have not inspected) which would or might affect the opinions set out below.

3                                         Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares, will be US$150,000 divided into 15,000,000,000 shares of a par value of US$0.00001 each, comprising of (i) 12,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 1,500,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 1,500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the IPO Memorandum and Articles.

3.3                               The allotment and issue of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally allotted and issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                         Qualifications

In this opinion letter the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate